Exhibit 99.1

FOR IMMEDIATE RELEASE

Network-1 Receives New eSIM Patent from U.S. Patent Office Expanding
Its M2M/IoT Patent Portfolio to 50 Patents Worldwide

NEW CANAAN, CT / ACCESSWIRE / August 28, 2023 / Network-1 Technologies, Inc. (NYSE American: NTIP), a company engaged in the acquisition, development, licensing, and monetization of intellectual property, announced today that the U.S. Patent and Trademark Office has issued U.S. Patent No. 11,736,283, Key Derivation for a Module Using an Embedded Universal Integrated Circuit Card.

The newly issued patent is part of comprehensive family of patents that relates to, among other things, the enabling technology for authenticating and using embedded SIM cards (eSIMs) in next generation IoT, Machine-to-Machine, and other mobile devices, including smartphones, tablets, and computers as well as automobiles. eSIMs replace the traditional SIM card with internal circuitry that can be remotely provisioned with one or more profiles to access wireless networks. A recent study by the Trusted Connectivity Alliance (TCA) found that consumer profile downloads to smartphones, watches, tablets, automobiles, and other similar devices increased by more than 130% in 2022. Similarly, industrial machine-to-machine (M2M) implementations for meters, sensors, automobiles, tracking devices and similar devices grew by 145%. According to TCA, total eSIM enabled device shipments during 2022 approximated 427 million units.

Other patents in the portfolio relate to enabling technologies for 5G network authentication used in consumer and M2M devices, and the latest available Internet transport layer security solutions.

Network-1’s M2M/IoT Patent Portfolio now includes thirty-six (36) issued U.S. patents (and 4 pending applications), plus fourteen (14) issued non-U.S. patents (and 1 pending non-U.S. patent application). The patent terms of the MTM/IoT Patent Portfolio are currently expected to extend until 2033-2034. Network-1 anticipates further issuances of additional claims for the M2M/IoT Patent Portfolio.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns one hundred thirteen (113) U.S. and non-US patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes efforts to monetize five patent portfolios (the Cox, M2M/IoT, HFT and Mirror Worlds and Remote Power patent portfolios). Network-1's strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $187,000,000 from May 2007 through June 30, 2023. Network-1 has achieved licensing and other revenue of $47,150,000 through June 30, 2023, with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2022 and its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 filed with the Securities and Exchange Commission including, among others, Network-1's uncertain revenue from licensing its intellectual property, uncertainty as to the outcome of pending litigation involving Network-1's Cox Patent Portfolio and Remote Power Patent, whether Network-1 will be successful in its appeal to the Federal Circuit of the District Court judgement of non-infringement dismissing Network-1's litigation against Facebook (now Meta Platforms, Inc.), the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, M2M/IoT Patent Portfolio, HFT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio and Remote Power Patent as well as a return on its investment in ILiAD Biotechnologies, LLC or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company which may result in Network-1 issuing a special cash dividend to its stockholders, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO

Network-1 Technologies, Inc.

(203) 920-1055